Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated April 20, 2026 in this registration statement on Form F-1, with respect to the consolidated financial statements of Elong Power Holding Limited as of December 31, 2025, 2024 and for each of the years in the three-year period ended December 31, 2025 incorporated by reference in this Registration Statement on Form 20-F and the related prospectus of Elong Power Holding Limited filed with the Securities and Exchange Commission. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/Enrome LLP
Singapore

Singapore

July 7, 2026

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